Exhibit 5.1

[LETTERHEAD OF GOODWIN PROCTER LLP]

August 9, 2013

DCT Industrial Trust Inc.

Suite 800

518 17th Street

Denver, Colorado 80202

Re:	Securities Being Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion letter is furnished to you in our capacity as counsel for DCT Industrial Trust Inc., a Maryland corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-185066) (as amended or supplemented, the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the prospectus supplement, dated August 8, 2013, filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act relating to the offering of up to 23,000,000 shares (the “Shares”) of the Company’s Common Stock, $0.01 par value per share, including Shares purchasable by the underwriters upon their exercise of an option granted to the underwriters by the Company to purchase additional shares. The Shares are being sold to the several underwriters named in, and pursuant to, a purchase agreement among the Company and such underwriters (the “Purchase Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion expressed below is limited to the Maryland General Corporation Law (which includes reported judicial decisions interpreting the Maryland General Corporation Law).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and non-assessable.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Shares (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Current Report and the said incorporation by reference and to the use of the name of our firm therein. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

DCT Industrial Trust Inc.

August 9, 2013

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP